Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Perfectenergy International Ltd. and Subsidiaries
Audited Financial Statements
December 31, 2006 and 2005

To The Board of Directors
Perfectenergy International Ltd.

We consent to the incorporation in the Report of Perfectenergy International Ltd. on Form SB-2 of our report dated September 6, 2007 on our audits of the consolidated financial statements of Perfectenergy International Ltd. and Subsidiaries as of December 31, 2006 and 2005 and for the year period ended December 31, 2006 and from April 1, 2005 (inception) to December 31, 2005, which our reports are incorporated in the Form SB-2.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
September 6, 2007